                                                                   EXHIBIT 23.02

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
VeriSign, Inc.:

We consent to incorporation by reference in the registration statement dated on or about April 29, 1999, on Form S-3 of VeriSign, Inc. of our report dated January 15, 1999, with respect to the consolidated balance sheets of VeriSign, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of VeriSign, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP


Mountain View, California

April 29, 1999